Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Kinder Morgan, Inc. of our report dated February 18, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears Kinder Morgan Energy Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2013.  We also consent to the references to us under the heading “Experts” in such registration statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas
November 21, 2014